Exhibit 99.2

Agrico Acquisition Corp. Announces Closing of $143,750,000 Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

Houston, Texas , July 12, 2021 (GLOBE NEWSWIRE) -- Agrico Acquisition Corp. (the “Company”), a newly organized blank check company incorporated as a Cayman Islands exempted company and led by Chairman and CEO Brent de Jong, today announced the closing of its initial public offering of 14,375,000 units, including 1,875,000 units sold pursuant to the full exercise of the underwriters’ over-allotment option, at an offering price of $10.00 per unit. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at $11.50 per share. The units began trading on the Nasdaq Capital Market (“NASDAQ”) under the ticker symbol “RICOU” on July 8, 2021. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on the NASDAQ under the symbols “RICO” and “RICOW,” respectively.

Maxim Group LLC acted as sole book-running manager for the offering.

The offering has been made only by means of a prospectus. Copies of the prospectus related to the offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3500, or by visiting EDGAR on the SEC’s website at www.sec.gov.

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Agrico Acquisition Corp.

Agrico Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While Agrico Acquisition Corp. will not limit its search for a target company to any particular business segment, it will concentrate its focus on targets in agriculture, horticulture, and aquaculture that aim to improve yield, efficiency or profitability in the production, processing, distribution, provision of capital, or consumption of outputs, inputs, data, technology or other services located in the Americas. For more information please visit www.agrico.co. The information contained on, or accessible through, the Company’s website is not incorporated by reference into this press release, and you should not consider it a part of this press release.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Agrico Acquisition Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Brent de Jong

Chief Executive Officer

Agrico Acquisition Corp.

(346) 800-5508

contact@agrico.co